EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ACQUIRES REMAINING INTEREST IN ITS RALPH L. WADSWORTH SUBSIDIARY

HOUSTON, TX – January 3, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL), ("Sterling" or the "Company") today announced that on December 31, 2012 it made an early exercise of its option under a December 2009 Purchase Agreement (“the 2009 Agreement”) and purchased the remaining 20% membership interest in Ralph L. Wadsworth Construction Company, LLC (“RLW”) that was previously held by RLW’s executive management.  Sterling further retained the services of RLW’s CEO, President and Vice President of Business Development, Kip, Con and Tod Wadsworth, respectively, under new employment agreements.

Total consideration of $23.1 million was funded by drawing down on Sterling’s line of credit.  Sterling intends to repay the borrowed funds by liquidating some of its short-term investments.  In accordance with the 2009 Agreement, the purchase price is 20% of the simple average of RLW’s EBITDA (income before interest, taxes, depreciation and amortization) for the calendar years 2010, 2011 and 2012 times a multiple of a minimum of 4.0 and a maximum of 4.5.  In accordance with the terms of the 2009 Agreement, the applicable multiple was 4.0.  For purposes of determining the exercise price, EBITDA for 2012 was based on an estimate, and the final purchase price will be adjusted based on actual EBITDA for 2012 once the audit of the financial results for 2012 has been completed.

Peter MacKenna, Sterling’s CEO commented, “We are very pleased to conclude this transaction.  The terms of the option provide for operational continuity of RLW and a stable platform for organic growth and further integration of our operating units.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large markets in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Brian Manning, P.E.	The Equity Group Inc.
EVP & Chief Development Officer	Fred Buonocore, CFA 212-836-9607
Elizabeth Brumley	Linda Latman 212-836-9609
EVP & CFO
281-821-9091